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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                           Date of Report:  March 25, 1998
                          (Date of earliest event reported)


                             ROTONICS MANUFACTURING INC.
                 ----------------------------------------------------
                (Exact name of registrant as specified in its charter)


            Delaware                  1-9429           36-2467474
---------------------------------  ------------   -------------------
(State or other jurisdiction of    (Commission    (I.R.S. Employer
of incorporation or organization)  File Number)   Identification No.)


                             17022 South Figueroa Street
                              Gardena, California 90248
             (Address of principal executive offices, including zip code)

                                     310-538-4932
                 (Registrant's telephone number, including area code)



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ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

On March 25, 1998, Rotocast International Inc. and subsidiaries ("Rotocast") agreed to merge with and into the registrant, Rotonics Manufacturing Inc. ("Rotonics"), pursuant to an Agreement and Plan of Merger and Reorganization, dated March 24, 1998, between Rotonics and Rotocast. Pursuant to the Agreement 2,072,539 shares of newly-issued common stock of Rotonics ("Rotonics common stock") and a two million dollar ($2,000,000) interest bearing promissory note, secured by a standby letter of credit in the same amount, were issued to GSC Industries, Inc. ("GSC") as the sole shareholder of Rotocast in exchange for its shares of common stock of Rotocast. As a result of the merger, GSC now owns approximately 13.1% of the outstanding voting securities of Rotonics.

In accordance with the Agreement, at any time that GSC owns in excess of 1,500,000 shares of Rotonics common stock or its successors, a representative of GSC shall be a member of the Rotonics Board of Directors. If it is necessary to elect such a representative to the Rotonics' Board, Mr. McKinniss, President, CEO and Chairman, or his heirs agree to vote all of their shares owned directly, indirectly or beneficially for the appointment of the GSC representative as a member of the Rotonics' Board. As long as Mr. McKinniss is on, or is a candidate for the Rotonics' Board, GSC agrees to vote all of its shares of Rotonics' common stock for the election of Mr. McKinniss as a director of Rotonics or its successors.

Prior to the merger, both Rotonics and Rotocast were engaged primarily in the manufacture of plastic molded products for commercial, residential, agricultural and marine, as well as, custom plastic products, utilizing the roto-molding process. Rotocast also generates approximately 20% of its sales from the manufacture of plastic molded products utilizing the injection-molded process. Rotonics will continue to engage in the same business. The assets of Rotocast include primarily inventory, accounts receivable and plant and equipment. As the surviving corporation, Rotonics intends to continue the use of Rotocast's assets substantially as they were employed by Rotocast prior to the merger.

In connection with the merger, GSC exchanged its Rotocast common stock for Rotonics common stock and a $2,000,000 promissory note issued by Rotonics.
Under the terms of the Agreement, all of the outstanding shares of Rotocast common stock were exchanged for $3,000,000 worth of Rotonics common stock, resulting in the issuance of the 2,072,539 shares of Rotonics common stock. The number of Rotonics shares issued was based on the averaging of the closing asked price ($1.4475) of Rotonics common stock for the 360 calendar days up to and including the day prior to the closing of the Agreement. The consideration for the merger was determined on the basis of (i) discussions with senior management of Rotonics and Rotocast regarding the business and prospects of their respective companies, (ii) a comparison of certain financial information for Rotonics and for Rotocast with similar information for certain other companies in business similar to those of both Rotonics and Rotocast, (iii) a review of the financial terms of certain recent business combinations and (iv) certain other studies and analyses.


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ITEM 7:  FINANCIAL STATEMENT AND EXHIBITS

     (a)   FINANCIAL STATEMENT OF BUSINESS ACQUIRED

     The financial statements of Rotocast, the company that was acquired by Rotonics, for the year ended December 31, 1997, could not be practically included within the filing constraints of this Form 8-K. The registrant requests a 60 day filing extension for this item. The registrant expects to file this information by amendment on or before May 15, 1998.

     (b)   PRO FORMA FINANCIAL INFORMATION

     The pro forma combined balance sheets of Rotonics and Rotocast as of March 31, 1998, and the pro forma combined statements of operations for the year ended June 30, 1997, and for the nine months ended March 31, 1998, could not be practically included within the filing constraints of this Form 8-K. The registrant requests a 60 day filing extension for this item. The registrant expects to file this information by amendment on or before May 15, 1998.



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(c)  EXHIBITS


Exhibit
Number    Description
------    -----------
2.1       The Agreement and Plan of Merger and Reorganization by and between
          Rotonics and Rotocast dated March 24, 1998.

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                                      SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   ROTONICS MANUFACTURING INC.

Dated April 9, 1998           By:  /s/   Sherman McKinniss
                                   -------------------------------------
                                   Sherman McKinniss
                                   President and Chief Executive Officer